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Exhibit Y

                                    EXHIBIT B

                             [FORM OF DEFERRAL NOTE]

                                 PROMISSORY NOTE

$500,000                                  August     , 1996

      FOR VALUE RECEIVED, WG TRADING COMPANY LIMITED PARTNERSHIP, a limited partnership (together with its successors, the "Obligor"), for value received, promises to pay to the order of NATIONSCREDIT COMMERCIAL CORPORATION, a Delaware corporation ("Payee"), or any subsequent holder hereof (together with Payee, sometimes referred to herein as the "Holder"), an aggregate principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000). Such aggregate principal amount shall be repaid in lawful money of the United States of America in two equal installments as follows:

                              October 15, 1996        $250,000
                              December 16, 1996       $250,000

      Obligor shall not be required to pay interest on such aggregate principal amount; provided, however, that any principal amount not paid on the due date as aforesaid shall accrue interest at the Overdue Rate. The Obligor may prepay all or part of the principal amount hereof at any time without penalty or premium, any such prepayment of less than all of the principal being applied to reduce the remaining payments in inverse order of their maturity.

      For the purposes of this Promissory Note, the following terms shall have the respective meanings set forth below:

      "Account" shall mean the following bank account:

            First Chicago National Bank
            Chicago, Illinois
            ABA Number: 071000013
            Account Number: 52-56933
            Account Name: NationsCredit Commercial Corporation
            Reference: American Marketing Works, Inc.

      "Overdue Rate" shall mean an annual rate of interest, computed over the actual number of days principal is overdue and a 360-day year, equal to 2% plus the rate of interest announced from time to time by NationsBank of North Carolina, N.A. as its prime rate, but not a rate higher than the highest rate permitted by applicable law.

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      This Promissory Note is the Deferral Note referred to in the Agreement of
Loan Transfer (the "Agreement") dated as of the _th day of August, 1996 between

Obligor and Payee (capitalized terms undefined herein being used with the respective meanings set forth in the Agreement). Any payment required hereunder shall be made in immediately available funds to Payee's Account or to such other address as Holder may from time to time advise Obligor. Such payments shall be absolute and unconditional and shall not be affected by any event or circumstance, including, without limitation, any event or circumstance regarding the Company, the Loans, the guarantors or the Collateral for the Loans.

      Obligor waives presentment, demand, notice and protest hereunder.

      This Promissory Note shall be governed by, and construed in accordance with the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to the choice of law provisions thereof.

      IN WITNESS WHEREOF, the Obligor has caused this Promissory Note to be duly executed by its duly authorized officer as of the date set forth above.

                                        WG TRADING COMPANY LIMITED
                                        PARTNERSHIP


                                        By:_______________________
                                        Name:
                                        Title: